Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Collabrium Japan Acquisition Corporation (a development stage company) (the “Company”) on Form F-1 of our report dated May 4, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Collabrium Japan Acquisition Corporation (a development stage company) as of April 15, 2012 and for the period from February 8, 2012 (inception) through April 15, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
September 7, 2012